Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 22, 2013

Simulations Plus Announces Change in Chief Financial Officer

John R. Kneisel, CPA, to Replace Momoko Beran, Retiring after More Than 20 Years of Service

LANCASTER, CA, November 22, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that Ms. Momoko Beran has notified the board of directors of her plan to retire effective as of January 15, 2014. The board of directors has appointed John R. Kneisel as new Chief Financial Officer.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Ms. Momoko Beran has decided to retire effective January 15, 2014. Momo has been with us since before Simulations Plus was founded in our former Words+ subsidiary, and she has served as CFO since Simulations Plus was incorporated in 1996. She has been an outstanding CFO, serving with dedication and distinction. We will miss her and wish her well in her retirement.”

The Board of Directors has appointed Mr. John R. Kneisel, CPA, as the new CFO effective as of November 22, 2013. Mr. Kneisel has more than three decades of a variety of business management experience. He served as CFO/Controller for several companies including a software development and professional services company. He has worked for a Fortune 500 company as a regional controller providing financial support to operational management. During his time in public accounting, he served as a general business consultant, assisting in the implementation of operational controls as well as providing assurance services to his clients.

Walt Woltosz, chairman and CEO of Simulations Plus, said: “It's difficult to think about Simulations Plus without Momo, who has been one of the key players in building Simulations Plus to what it is today. Her dedication, untiring hard work, and sacrifice through the difficult early years, as well as her willingness to take on not only the role of CFO, but also HR director and facilities manager, have contributed greatly to our success. She will be missed, but she will facilitate a smooth transition and also serve as a consultant on occasion, particularly with respect to our customers in Japan, where she has provided a strategic advantage to Simulations Plus in cultivating and supporting our Japanese customers. We are very pleased that John Kneisel has accepted our invitation to join the management team of Simulations Plus as the new CFO, and we look forward to his participation in guiding Simulations Plus in the future.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software, which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

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